Exhibit 5.1

[Calfee, Halter & Griswold LLP Letterhead]

December 3, 2013

RPM International Inc.

2628 Pearl Road

P.O. Box 777

Medina, Ohio 44258

We have acted as counsel for RPM International Inc., a Delaware corporation (the “Company”), in connection with the registration of up to $205,000,000 aggregate principal amount of the Company’s 2.25% Convertible Senior Notes due 2020 (the “Notes”), and the underlying common stock, $0.01 par value per share, of the Company (the “Shares” and, together with the Notes, the “Securities”), issuable upon conversion of the Notes, pursuant to a Registration Statement on Form S-3 (File No. 333-173395) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement and the prospectus supplement dated December 3, 2013 filed with the Commission pursuant to Rule 424(b) under the Securities Act (collectively, the “Prospectus”). The Notes are to be issued pursuant to the Underwriting Agreement, dated December 3, 2013 (the “Underwriting Agreement”), by and among the Company and Wells Fargo Securities, LLC and Goldman, Sachs & Co., acting as representatives of the several underwriters named therein (the “Underwriters”) and pursuant to an Indenture dated as of February 14, 2008, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a supplemental indenture to be dated as of December 9, 2013 by and between the Company and the Trustee (collectively, the “Indenture”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Notes, when they are executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will constitute valid and binding obligations of the Company.

2. The Shares initially issuable upon conversion of the Notes have been authorized by all necessary corporate action of the Company and, when they are issued upon conversion of the Notes pursuant to the terms and conditions of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

RPM International Inc.

December 3, 2013

In rendering the foregoing opinions, we have assumed that (i) the resolutions authorizing the Company to issue, offer and sell the Securities will be in full force and effect at all times at which any Securities are issued, offered or sold by the Company and (ii) the Company will take no action inconsistent with such resolutions.

For purposes of the opinion expressed in paragraph 1 above, we also have assumed that (i) the definitive terms of the Notes will be established in accordance with the provisions of the Indenture and (ii) the Trustee has authorized, executed and delivered the Indenture and the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinion expressed in paragraph 1 above is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

We are attorneys licensed to practice law in the State of Ohio. The opinion expressed herein is limited solely to the federal laws of the United States of America, the Delaware General Corporation Law, and the laws of the State of Ohio. We express no opinion as to the effect or applicability of the laws of any other jurisdiction except to the extent hereinafter set forth. Further, we note that the Indenture under which the Notes are issued is governed by the laws of the State of New York. Accordingly, in rendering the opinion expressed above, to the extent that the laws of the State of New York govern the matters as to which such opinion is expressed, we have relied upon the opinion of Harter Secrest & Emery LLP. In addition, in rendering the opinion set forth above, we express no opinion as to (i) the right to collect any payment to the extent that such payment constitutes a penalty, premium, forfeiture or late payment charge, (ii) whether the exercise of a remedy limits or precludes the exercise of another remedy, (iii) the right to intervene in any legal proceeding pursuant to the Indenture, (iv) the extent that any delay contemplated by the Indenture exceeds the applicable statute of limitations, or (iv) any purported right of indemnification or exculpation with respect to illegal acts, intentional torts, willful conduct, or violations of securities laws.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company and to the reference to our firm under the caption “Validity of Notes” in the Prospectus. Such consent, however, is not an admission that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Calfee, Halter & Griswold LLP

CALFEE, HALTER & GRISWOLD LLP